UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

Annual Report Pursuant to Regulation A of the Securities Act of 1933

For the fiscal year ended December 31, 2019

SECURED REAL ESTATE

INCOME STRATEGIES, LLC

2090 N. Kolb Road, Ste 120

Tucson, AZ 85715

Tel: (888) 444-2102

www.securedrealestatefunds.com++

PART II

Forward-Looking Statements

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.” The statement “We believe demographic shifts will favor apartment communities” is an example of a forward-looking statement.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe demographic shifts will favor apartment communities” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events. Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law.

GIVEN THE RISKS AND UNCERTAINTIES, PLEASE DO NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

Item 1. Business

Secured Real Estate Income Strategies, LLC (formerly Secured Real Estate Income Fund II, LLC), is a Delaware limited liability company (which we refer to as the “Company,” “we,” “us” or “our”), formed for the purpose of investing in a diversified portfolio of real estate loans and other debt instruments collateralized by first and second position security interests in residential real estate in the U.S. and the underlying real estate collateral (“Loans”). We invest in senior and subordinate real estate secured Loans, and to invest in real estate and real estate-related debt instruments primarily originated by our affiliates upon fair market and commercially reasonable terms. In addition, we may also acquire real properties or real estate equity investments that in the opinion of our Managing Member, meets our investment objectives. We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of real estate assets that provide attractive and stable returns to our investors. We may make our investments through the investment in or acquisition of individual Loans or Loan portfolios. As of the date of this offering circular, we have invested in 2,472,000 real estate Loans.

All of the Loans are evidenced by a promissory note secured by instruments granting a security interest in real property which may be mortgages, deeds of trust, security deeds or deeds to secure debt, depending upon the prevailing practice and law in the state in which the mortgaged property is located.  Mortgages, deeds of trust and deeds to secure debt are referred to in this offering circular collectively as "Mortgages." The foregoing types of mortgages will create a lien upon, or grant a title interest in, the subject property, the priority of which will depend on the terms of the particular security instrument, as well as separate, recorded, contractual arrangements with others holding interests in the mortgaged property, the knowledge of the parties to such instrument as well as the order of recordation of the instrument in the appropriate public recording office.  However, recording does not generally establish priority over governmental claims for real estate taxes and assessments and other charges imposed under governmental police powers.

We are managed by SREIF Manager II, LLC, a Nevada limited liability company (the "Managing Member"), who has overall responsibility for managing and administering the business and affairs of the Company.  The Managing Member has delegated responsibility and authority for making investment decisions for the Company to Good Steward Capital Management, Inc., an Arizona Corporation and investment adviser registered with the Securities and Exchange Commission, or SEC ("Investment Manager").  The Managing Member will direct payment of any “performance-based fees” to the Investment Manager pursuant to the Investment Management Agreement.

For a detailed description of the Company’s business, please refer to the section titled “Offering Summary” beginning on page 11 of the post-qualification amendment to our Post-Effective Amendment to our Offering Statement on Form 1-A filed with the SEC on July 2, 2019 as further amended.

Our initial Offering Statement on Form 1-A was qualified by the U.S. Securities and Exchange Commission (“SEC”) on September 29, 2017.  Pursuant to the Offering Statement, the Company is seeking to raise up to $50,000,000 in capital by offering to the public limited liability Company interests designated as “Class A Units,” in what we refer to as the “Offering.” The minimum target amount the Company was seeking to raise in the Offering was $1,000,000, and funds from investor subscriptions were held in escrow with a third-party financial institution until such time as the minimum target was satisfied.

Investment Strategy

We invest in and manage a diversified portfolio of real estate investments. We use substantially all of the net proceeds from this offering to acquire and structure Loans collateralized by single family and multifamily non-owner-occupied residences and commercial properties and land.  For its loan portfolio, the Company will secure Loans with first and/or second position security interests. The Company also may finance real estate projects using other funding methods, including (but not limited to) joint venture equity financing.

The Company's primary Loan product are short-term, or "bridge", Loans, which are generally characterized with the following targeted parameters:

1.Twelve (12) to twenty-four (24) month note secured by first or second position deeds of trust, mortgage, security deed or similar instruments;

2.Borrowers may be required to pay interest-only payments and shall also pay loan origination fees or loan arrangement fees in the amount of two (2) or more points;

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3.Loan amount can include acquisition, development, improvement, or new construction loans with the associated costs

4.Subject to possible tax restrictions, some of the Loans utilize Shared Appreciation Mortgages ("SAMs," also known as Contingent Interest Notes) in order to secure an equity position in the underlying collateral. For such financing the Company's targeted share of the return is 10% or greater of the appreciation in equity;

5.Loans are generally extended to borrowers in relation to undervalued or distressed, non-owner occupied, single family or multi-family residences (including condos, townhomes and Planned Unit Developments), as well as for land development and new construction, and commercial properties (office, retail and other);

6.Loan amounts are generally based on 70% or less of the As-Completed Value of the property excluding interest reserves. This figure may increase if sufficient additional collateral is provided by the borrower;

7.Short-term loans allow borrowers to purchase properties that may not qualify for financing through conventional mortgage lenders. Once the property is rehabilitated or developed, the borrower may sell the property wholesale or retail;

8.Loans are not insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured;

9.Loans are made throughout the United States, with a particular focus in the Western United States and California;

10.Exit fees may be payable to the Company by the borrower upon sale or resale of property and/or loans. All exit fees on loans in which the Company is the lender, co-lender, or fractional lender, shall be payable to the Company. In the event the Company is the co-lender or a participating or fractionalized lender, the Company shall receive its pro-rata share of the exit fee based on its time and ownership percentage of the loans;

11.The Company will aim to invest no more than ten percent (10%) of its assets in any single loan.

The Company may also make, purchase, and otherwise acquire Loans which have a duration of more than 24 months or may directly acquire property for longer term investment. One or more Affiliates directly structure, underwrite and originate many of the debt products in which we invest as this provides for the best opportunity to control our borrower and partner relationships and optimize the terms of our investments. The management team of our Managing Member has extensive real estate experience and the ability to perform comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We feel the current and future market environment (including any existing or future government-sponsored programs) provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our members.

We maintain a portfolio of Loans and other real estate investments that generate a low volatility income stream of attractive and consistent cash distributions. Our focus on investing in debt instruments with qualified borrowers (which may include entities which are owned or controlled by the Company, the Managing Members or their Affiliates) emphasize the payment of current returns to investors and preservation of invested capital as our primary investment objectives, with a lesser emphasis on seeking capital appreciation from our investments, as is typically the case with more opportunistic or equity-oriented strategies.

In addition, the Company, from time to time, acquires in its own name, or through one or more wholly owned subsidiaries, commercial properties or interests in real estate properties.

Investment Objectives

Our primary investment objectives are to identify, originate and fund Loans and other investments designed to create capital preservation and pay consistent and appealing cash distributions.

We will also seek to realize growth in the value of our investments by timing the sale or disposition to maximize value.

Competition

Our net income depends, in large part, on our ability to originate investments with attractive risk-adjusted yields. In originating these investments, we compete with other lending funds, mortgage REITs, specialty finance companies,

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savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, private funds, other lenders, governmental bodies and other entities, as well as online lending platforms that compete with us, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous mortgage funds and REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of loans offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential loans than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Post-Qualification Offering Circular Amendment filed July 2, 2019 (the “Post-Qualification Amendment”), which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Class A Units.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Offering Results

As of December 31, 2018, the Company had accepted 88 subscribers for 303,275 units totaling $3,032,750 (including 84,609 units issued to affiliated parties). For the period January 1, 2019 to December 31, 2019, the Company accepted subscriptions for 27,849 units totaling $278,486.  As a result, approximately 4,668,876 of our Class A Units remained available for sale to the public under our Offering.  As of December 31, 2019, the Company had 93 subscribers for a total of 272,649 units totaling $ 2,726,580.

On February 20, 2018 affiliated parties acquired 84,609 units of membership interest in the Company in exchange for the transfer of four loans with an aggregate unpaid balance of $846,093. Each of the notes had an interest rate of 12% and maturity dates ranging from May 31, 2018 to August 1, 2019.  Three of the loans are collateralized by real property and the other loan is a mezzanine loan collateralized by equity interests in ten separate real estate entities which own real properties.

We expect to offer Class A Units in our Offering until we raise the maximum amount being offered, unless terminated by our Managing Member at an earlier time. Until December 31, 2017, the per Class A Unit purchase price was $10.00 per share, an amount that was arbitrarily determined by our Managing Member. Thereafter, the per share purchase price is adjusted every fiscal quarter and, as of January 1st, April 1st, July 1st and October 1st of each year (or as soon as commercially reasonable and announced by us thereafter), will equal the greater of (i) $10.00 per share or (ii) the sum of our net asset value, or NAV, divided by the number of our Class A Units as of the end of the prior fiscal quarter (NAV per share). The per share purchase price of our Class A Units has been $10.00 per share from inception through December 31, 2019. As of December 31, 2019, our NAV per common share was $10.00.

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This NAV per common share will be effective until updated by us on or about March 31, 2020 (or as soon as commercially reasonable thereafter), unless updated by us prior to that time.  The NAV will be updated at the end of each calendar quarter thereafter.

Although our Class A Units are not listed on a stock exchange or other trading market, we have adopted a redemption plan designed to provide our Class A Members with limited liquidity on a quarterly basis after twelve months following the purchase of Class A Units.

Results of Operations

On February 20, 2018, we commenced operations upon our satisfying the $1.0 million minimum offering requirement for our initial Offering. Income of $129,650 was generated during the year ended December 31, 2018. For the year ended December 31, 2019, we generated income of $153,489.

The Company had $ 2,472,000 and $ 2,552,000 in investments as of December 31, 2019 and 2018, respectively.

Revenue

Interest Income

For the twelve months ended December 31, 2019 and 2018, we had total net income of approximately $153,489 and $129,650, respectively.

Expenses

General and Administrative

For the years ended December 31, 2019 and 2018, we incurred general and administrative expenses of approximately $19,123 and $85,893 respectively, which included auditing and professional fees, bank fees, and other costs associated with operating our business.

Capital Resources

Apart from our efforts to raise money via the sale of Class A Units in the Offering, we are not aware of any material trends, favorable or unfavorable, in our capital resources, or any expected material changes in the mix and relative cost of such resources.

Asset Management Fees

For the twelve months ended December 31, 2019 and 2018, we incurred asset management fees of approximately $54,466 and $32,385 respectively. The increase in the amount of asset management fee is attributable to our increase in our NAV, as the asset management fee is calculated as percentage of NAV each month. The increase in NAV is attributable to both an increase in capital raised, and the strong performance of our equity method investees.

Our Investments

During year ended December 31, 2019, we invested in 1 Loans with a total principal amount of $ 45,187 and redeemed 3 loans with total principal amount of $125,187.  As of the date of this report, the total number of outstanding Loans was 7 and the outstanding balance was $ 2,472,000.

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Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from our Offerings, cash flow from operations, net proceeds from asset repayments and sales, borrowings under credit facilities, other term borrowings and securitization financing transactions.

We are dependent upon the net proceeds from our offerings to conduct our operations. We obtain the capital required to primarily originate, invest in and manage a diversified portfolio of real estate investments and conduct our operations from the proceeds of our offerings and from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of December 31, 2019, we had 7 investments for approximately $ 2,472,000, and had approximately $ 17,300 in cash in addition to our investments. We anticipate that proceeds from our offerings will provide sufficient liquidity to meet future funding commitments and costs of operations as of December 31, 2019.

If we are unable to fully raise additional capital through the sale of Class A Units we expect to offer in connection with our Registration Statement, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we have certain direct and indirect operating expenses. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

In addition to making investments in accordance with our investment objectives, we use our capital resources to make certain payments to our Managing Member. During our organization and offering stage, these payments included payments for reimbursement of certain organization and offering expenses. As of December 31, 2019, organization and offering expenses have totaled approximately $9,306 and total approximately .36% of gross offering proceeds. In addition, borrowers and real estate sponsors may make payments to our affiliates in connection with the selection and origination or purchase of investments.

Apart from our efforts to raise money via the sale of Class A Units in the Offering, we are not aware of any material trends, favorable or unfavorable, in our capital resources, or any expected material changes in the mix and relative cost of such resources.

Off-Balance Sheet Arrangements

As of December 31,2019, and 2018, we had no off-balance sheet arrangements.

Related Party Arrangements

For further information regarding “Related Party Arrangements,” please see Note 3, Related Party Arrangements in our financial statements.

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Item 3. Directors and Officers

The Company is managed by SREIF MANAGER II, LLC (the "Managing Member"), a Nevada limited liability company.  The Managing Member was formed on June 15, 2016 and is the Managing Member of the Company. Its principal business offices are located at 1999 South Bascom Avenue, 7th Floor, Campbell, CA 95008.  The Managing Member is owned by GCA Equity Partners, LLC, a Nevada limited liability company ("GCA"), and Crowdventure, LLC, a Nevada limited liability company ("Crowdventure”). The Managing Member is responsible for the overall management of the Fund's affairs and has control over the day-to-day operations and activities of the Fund.

Principals the of Managing Member

The Principals of the Managing Member consist of seasoned real estate professionals with significant real estate investment and management services.  The Principals of the Managing Member and their positions and offices are as follows:

Name	Age	Position
Thomas Braegelmann	57	Chief Executive Officer
Charles Tralka	54	Chief Investment Officer & Chief Financial Officer
Matthew Sullivan	53	Director of Investor Relations

Thomas Braegelmann, Chief Executive Officer Since September 2011, Mr. Braegelmann has been the Chief Executive Officer and managing member of GCA. Mr. Braegelmann is an accomplished entrepreneur, fund manager and private lending mentor offering a wealth of experience and knowledge gained during his 30+ year career in real estate investing, commercial construction, land development and private lending. Through careful investment analysis and emphasis on secured investments, as well as the development of the unique National Construction Lending Alliance™ program, Mr. Braegelmann and partners have shown a consistent track record of delivering double digit returns to their investors on short-term, passive real estate investments.  With Mr. Braegelmann's leadership, and through the development of the National Construction Lending Alliance™ program, GCA participated in the funding of more than $100 million in real estate transactions nationwide in under 18 months.  As a native of Central Minnesota, Mr. Braegelmann previously served as owner and CEO of a private real estate investment company, with a portfolio comprised of several hundred multi-family apartment units, residential and commercial complexes, and single-family homes.  With a passion for facilitating and teaching collaborative real estate investing, Mr. Braegelmann donates his time and serves as a well-respected, highly sought after mentor and teacher for a group of more than 400 passive real estate investors around the country. He also founded and hosts a monthly REIA/Private Investment club with over 2100 members in the San Francisco Bay area. Mr. Braegelmann is committed to giving back to the community and building sustainable cash flow for passive real estate investors.

Charles Tralka, Chief Investment Officer and Chief Financial Officer. Mr Tralka has been a managing member of GCA Equity Partners, LLC since September 2011. He is a former high-technology executive, having served in a variety of engineering and marketing management roles during his 23-year career in that industry.  While working in high-tech, he began investing in various real estate projects and over the last twenty years has bought, held and sold multiple investment properties.  Since 1990 he has been an active investor in real estate and real estate investment funds focused on the financial aspects of the business.  Mr. Tralka has a passion for helping investors achieve their financial goals through careful selection of the right investments and in particular for helping people optimize returns for their own retirement accounts.  Mr. Tralka is a graduate of the University of California, Davis and holds a degree in electrical engineering from that institution.  During his high-tech career he served in various roles at Altera Corporation, Aptix, Inc., QuickLogic Corporation and Xilinx, Inc.

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Matthew Sullivan, Director of Investor Relations. Since January 2015, Mr. Sullivan has been the president of Crowdventure, LLC - a real estate crowdfunding company. Mr. Sullivan is also the Chief Executive Officer of Quantm.One, Inc., a structured finance company where he has served since December 2017.  Prior to that (Nov 2012 – September 2014) he was president of Clearway Sustainability Solutions Ltd, a UK based company that provided corporations with sustainability solutions and access to the global carbon markets. From September 2007 to August 2013 he was the president of Crowd Source Solutions Ltd, a UK based company which provided corporate carbon offsetting and sustainability solutions using innovative web-based technologies. Mr. Sullivan went to Westminster School in London, UK and studied Law at Birmingham University before pursuing a career in finance and stockbroking, specializing in the South East Asian markets. In 1997 he chose an entrepreneurial path and founded Europe's first internet billing application service provider. Since then his career has been focused on finance and technology.

Compensation of our Managing Member

For information regarding the compensation of our Managing Member, please see “Management Compensation” in our most recent Post-Qualification Amendment and amendments thereto.

Item 4. Security Ownership of Management and Certain Security Holders

The following table sets forth, as March 31, 2020, information with respect to the beneficial ownership of our membership interest units before and after giving effect to this offering for (a) each person who is expected to be the beneficial owner of more than 5% of the outstanding units immediately following the completion of this offering, (b) our directors, director nominees and named executive officers and (c) our directors, director nominees and executive officers as a group.  Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within, or restricted units that will vest on or within, 60 days of March 31, 2019. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all units shown that they beneficially own, subject to community property laws, where applicable. Unless otherwise indicated, the address of each named person is c/o 2090 N. Kolb Road, Ste 120, Tucson, AZ 85715.

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	Pro Forma Units of the Company Beneficially Owned After the Offering(1)(2)
	Class A Units(3)		Class B Units
Name of Beneficial Owner	Number of Units	Percent of Units	Number of Units	Percent of Units	Percent Total Voting Power
Beneficial owners of more than 5% of our outstanding Units:

SREIF MANAGER II, LLC(4)	—	—	100	100%	100%

Secured Real Estate Income Fund, LLC(5)	9,243	3.39%			0%
GSCM(6)	27,373	10.04%			0%

Manager, manager nominees and named executive officers:

Thomas Braegelmann((7)(8)(9)	0	0%	20	25%	25%
Charles Tralka(7) (9)(11)	0	0%	20	25%	25%
Matthew Sullivan(7)(9)(12)	0	0%	40	50%	50%
All directors, director nominees and executive officers as a group (3 persons)	0	0%	80	100%	100%

(1)

Assumes none of our Class A Units and 100 Class B Unit are issued to officers and directors in this offering. The table does not reflect any units that our directors and executive officers may purchase in this offering.

(2)	SREIF Manager II, LLC owns 100% of our Class B Units, which Units are non-voting Units.
(3) (4) (5) (6) (7) (8) (9) (10) (11) (12)

There are currently 272,649 Class A Units outstanding, held by 93 Class A Members.

The address of SREIF Manager II, LLC is 1999 South Bascom Avenue, 7th Floor, Campbell, CA 95008.

Secured Real Estate Income Fund, LLC is an affiliate of the Company

GSCM is an affiliate of the Manager.

The address of each Manager and named executive officer is 1999 South Bascom Avenue, 7th Floor, Campbell, CA.

Units owned by Thomas Braegelmann are owned through GCA Equity Partners, LLC.  Mr. Braegelmann is a principal of GCA Equity Partners, LLC and owns 60% of the membership interests in such entity.

Denotes beneficial ownership as members of SREIF Manager II, LLC

Units owned by Charles Tralka are owned through GCA Equity Partners, LLC.  Mr. Tralka is a principal of GCA Equity Partners, LLC and owns 40% of the membership interests in such entity.

Units owned by Matthew Sullivan are owned through Crowdventure, LLC.  Mr. Sullivan is a principal of Crowdventure, LLC and owns 51% of the membership interests in such entity. The remaining 49% of the interest in Crowdventure, LLC are owned by Mark Read.

Item 5.   Interest of Management and Others in Certain Transactions

For further details, please see Note 3, “Related Party Arrangements” in Item 7 “Financial Statements”.

Item 6. Other Information

None.

Item 7. Financial Statements

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SECURED REAL ESTATE INCOME STRATEGIES, LLC

(FORMERLY SECURED REAL ESTATE

INCOME FUND II, LLC)

FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

Together with

Independent Auditors’ Report

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SECURED REAL ESTATE INCOME STRATEGIES, LLC

(FORMERLY SECURED REAL ESTATE

INCOME FUND II, LLC)

                                                                                                                                                   Summit LLC

Certified Public Accountants

999 18th Street • Suite 3000

Denver, CO 80202

INDEPENDENT AUDITOR’S REPORT

To the Managing Member and other Members of

Secured Real Estate Income Strategies, LLC

Tucson, Arizona

Report on the Financial Statements

We have audited the accompanying financial statements of Secured Real Estate Income Strategies, LLC (the “Company”), which comprise the statement of financial condition as of December 31, 2019 and 2018, including the condensed schedule of investments as of December 31, 2019 and 2018, and the results of its operations, changes in members’ equity and statement of changes in cash flows for the year ended December 31, 2019 and 2018 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion except as noted below.

Other Matters

The Company holds promissory notes and investments that are inherently difficult to value based upon the observable inputs provided. As of December 31, 2019, and 2018, the Company held investments of $2,472,000 and $2,552,000. These investments have a limited market, are privately held, and are not currently audited by a public accounting firm. Valuations and credit risk for these promissory notes have been provided by management.  The creditworthiness of the underlying borrower could not be substantiated through third parties. Summit LLC provides no assurance on the principal value of these investments nor the gains and losses recorded on the financial statements or the associated interest recorded.  The Company will rely heavily on equity financing for working capital to Company start-up and development activities. This raises substantial doubt about the Company’s ability to continue as a going concern.

Opinion

In our opinion, the financial statements referred to above present fairly, except as noted above, in all material respects, the financial position of Secured Real Estate Income Strategies, LLC  as of as of December 31, 2019 and 2018, including the condensed schedule of investments as of December 31, 2019 and 2018, and the results of its operations, changes in members’ equity and statement of changes in cash flows for the year ended December 31, 2019 and 2018 in accordance with accounting principles generally accepted in the United States of America.

Denver, Colorado

June 15, 2020

SECURED REAL ESTATE INCOME STRATEGIES, LLC

(FORMERLY KNOWN AS SECURED REAL ESTATE

INCOME FUND II, LLC)

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2019 AND 2018

	2019	2018

ASSETS
Cash and cash equivalents	$ 17,301	$ 3,113
Interest receivable	205,517	111,721
Other assets	23,214	10,714
Issuance of notes	2,472,000	2,552,000
Deferred offering costs	137,817	138,335
Total assets	$ 2,855,849	$ 2,815,883

LIABILITIES AND MEMBER’S EQUITY
Note payable to related party (Note 3)	138,253	148,253
Accounts payable	22,208	43,135
Accrued interest to related party	-	-
Distributions payable	10,299	17,694

Total liabilities	170,760	209,082

Commitments and contingencies (Note 4)

Member’s Equity : (Notes 5)
Class A Units issued and outstanding -	2,726,487	2,647,750
5,000,000 authorized and 272,649 outstanding
Retained Earnings – Class A (no par)	283,138	129,650
Distribution– Class A (no par)	(283,047)	(129,110)

Class B Units issued and outstanding -
100 authorized outstanding
Accumulated deficit – Class B (no par)	(41,489)	(41,489)

Total member’s equity	2,685,089	2,606,801
Total liabilities and member’s equity	$ 2,855,849	$ 2,815,883

SECURED REAL ESTATE INCOME STRATEGIES, LLC

(FORMERLY KNOWN AS SECURED REAL ESTATE

INCOME FUND II, LLC)

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2019

SECURED REAL ESTATE INCOME STRATEGIES, LLC

(FORMERLY KNOWN AS SECURED REAL ESTATE

INCOME FUND II, LLC)

CONDENSED SCHEDULE OF INVESTMENTS

AS OF DECEMBER 31, 2018

SECURED REAL ESTATE INCOME STRATEGIES, LLC

(FORMERLY KNOWN AS SECURED REAL ESTATE

INCOME FUND II, LLC)

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019 AND DECEMBER 31, 2018

INVESTMENT INCOME	2019	2018
Interest income	$ 214,578	186,879
Loan Origination Fee	-	50,335
Other income	12,500	10,714

Total investment income	$ 227,078	$ 247,928

EXPENSES
Administration fees	18,908	14,385
O&O Legal Expenses	519	8,787
Bank Charges	444	1,141
Legal Expenses	3,072	1,250
Audit Fees Expenses	(9,500)	12,328
Admin Fees Expenses	4,200	2,750
Dealer Management Fees	480	41,252
Distribution Fees	1,000	4,000
Asset Management and other fees	54,466	32,385
Interest Expense to related party	-	-
Total expenses	$ 73,589	$ 118,278
Net income/(loss) from operations	$ 153,489	$ 129,650

SECURED REAL ESTATE INCOME STRATEGIES, LLC

(FORMERLY KNOWN AS SECURED REAL ESTATE

INCOME FUND II, LLC)

STATEMENTS OF MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2019 AND DECEMBER 31, 2018

	Class A Units		Class B Units
	Units	Amounts	Units	Amounts	Accumulated Deficit Class A	Accumulated Deficit Class B	Total Member’s Equity Class A	Total Member’s Equity Class B
Balance, December 31, 2017	-	-	100	-	-	$ (41,489)	-	$ (41,489)
Class A Units issued	303,275	3,032,745	-	-	-	-	3,032,750	-
Class A Units Redeemed	(38,500)	(385,000)	-	-	-	-	(385,000)	-
Distribution	-	-	-	-	(129,110)	-	(129,110)	-
Net Income/(loss) from operations	-	-	-	-	129,650	-	129,650	-

Balance, December 31, 2018	264,775	$ 2,647,750	100	$ -	$ 540	(41,489)	$ 2,648,289	(41,489)
Class A Units issued	27,849	278,485	-	-	-	-	278,485	-
Class A Units Redeemed	(19,975)	(199,747)	-	-	-	-	(199,747)	-
Distribution	-	-	-	-	(153,936)	-	(153,936)	-
Net Income/(loss) from operations	-	-	-	-	153,488	-	153,488	-

Balance, December 31, 2019	272,649	$ 2,726,488	100	$ -	$ 92	$ (41,489)	$ 2,726,579	$ (41,489)

SECURED REAL ESTATE INCOME STRATEGIES, LLC

(FORMERLY KNOWN AS SECURED REAL ESTATE

INCOME FUND II, LLC)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND DECEMBER 31, 2018

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/ (loss)	$ 153,489	$ 129,650
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net increase in interest receivable	(93,797)	(111,721)
Net increase in other assets	(12,500)	(10,714)
Net increase (decrease) in accounts payable and accrued expenses	(20,928)	17,607
Net increase (decrease) in due to related party	(10,000)	(10,000)
Net cash used in operating activities	$ 16,264	$ 14,822

CASH FLOW FROM INVESTING ACTIVITIES:
Investment in debt-related investments	(45,187)	(2,552,000)
Redemption in debt-related investments	125,187
Net cash (used in) investing activities	$ 80,000	$ (2,552,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	278,485	3,032,750
Cash paid for shares redeemed	(199,747)	(385,000)
Distributions paid	(161,332)	(111,416)
Deferred offering costs	519	3,957
Proceeds from note payable from related party	-	-
Decrease in accumulated deficits	-	-
Net cash provided by financing activities	$ (82,076)	$ 2,540,291

Net Increase(decrease) in cash and cash equivalents	14,188	3,113
Cash and cash equivalents, at beginning of period	3,113	-
Cash and cash equivalents, end of period	$ 17,301	$ 3,113

Supplemental disclosures of cash flow information:
Amortization of deferred offering costs	$ 519	$ 8,787
Distributions payable	$ 10,299	$ 17,694

SECURED REAL ESTATE INCOME STRATEGIES, LLC

(FORMERLY KNOWN AS SECURED REAL ESTATE INCOME FUND II, LLC)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS

Secured Real Estate Income Fund II, LLC (the “Company”) was formed on June 15, 2016 (“Date of Formation”) in the State of Delaware.   The Company changed its name to Secured Real Estate Income Strategies, LLC on June 5, 2017. The Company’s headquarters are in Tucson, Arizona.  The Company was formed for the purpose of investing in a diversified portfolio of real estate loans and other debt instruments collateralized by first and second position security interests in residential real estate in the U.S. and the underlying real estate collateral.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management’s Plans

The Company will rely heavily on equity financing for working capital to fund start-up and development activities. This raises substantial doubt about the Company’s ability to continue as a going concern.  We expect to complete the equity offering and acquire the portfolio of real estate loans during the next 36 months. The Managing Member intends to fund its operations with funding from operational income.  There are no assurances that management will be able to raise capital on terms acceptable to the Company.  If we are unable to obtain sufficient amounts of capital, we may be required to reduce the scope of our planned loan operations, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties. Despite the inherent risks of any new business, the decades of relevant industry experience coupled with an experienced management team provide our basis for belief that the Company can be a success for stakeholders.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2019 and 2018. Fair values were assumed to approximate carrying values because of their short term in nature.

The following table presents information about the Company’s assets and liabilities shown by major category within the fair value hierarchy as of December 31, 2019 and December 31, 2018:

Assets at fair value as of December 31, 2019

Description	Level 1	Level 2	Level 3	Total

Assets

Issuance Notes	$-	$-	$2,472,000	$2,472,000

Units	-	-	-	-
Total Assets	$-	$-	$2,472,000	$2,472,000

Assets at fair value as of December 31, 2018

Description	Level 1	Level 2	Level 3	Total

Assets

Issuance Notes	$-	$-	$2,552,000	$2,552,000

Units	-	-	-	-
Total Assets	$-	$-	$2,552,000	$2,552,000

The following table includes a rollforward for the years ended December 31, 2019 and December 31, 2018, of amount of financial instruments classified within Level 3. The classification of a financial instrument within Level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.

	Fair Value Measurements using Significant Unobservable Inputs (Level 3) for the year ended December 31, 2019

	Balance at	Transfers Into		Sales/	Balance at
	January 1, 2019	(Out of) Level 3	Purchases	Proceeds	December 31, 2019

Assets
Issuance Notes	$2,552,000	$-	$45,187	$ 125,187	$2,472,000

Total Assets	$2,552,000	$-	$45,187	$ 125,187	$2,472,000

	Fair Value Measurements using Significant Unobservable Inputs (Level 3) for the year ended December 31, 2018

	Balance at	Transfers Into		Sales/	Balance at
	January 1, 2019	(Out of) Level 3	Purchases	Proceeds	December 31, 2018

Assets
Issuance Notes	$-	$-	$2,552,000	$-	$2,552,000

Total Assets	$-	$-	$2,552,000	$-	$2,552,000

The Company has classified its investments in certain debt securities as held-to-maturity. Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturities that the Company’s management has the positive intention and ability to hold to maturity. The Company has both the intent and ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments. We review our debt-related investments on a quarterly basis, or more frequently when such an evaluation is warranted, to determine if an impairment exists. A debt-related investment is impaired when, based on current information and events (including economic, industry and geographical factors), it is probable that we will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. Real estate debt investments that are deemed to be impaired are carried at amortized cost less a loan loss reserve, if deemed appropriate, which approximates fair value.

Risks and Uncertainties

The Company has a limited operating history and has not generated revenue from intended operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash and Cash Equivalents

For purpose of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Deferred Offering Costs

The Company capitalizes costs of its offering of securities which will be applied against proceeds received if successful. If unsuccessful, such costs will be expensed.

The following table presents information about the Deferred offering cost during the year 2019 and 2018 respectively:

Amount

Balance, December 31, 2017	$ 142,293
Addition during the year 2018	4,830
Amortization during the year 2018	8,787
Balance, December 31, 2018	$ 138,336
Addition during the year 2019	-
Amortization during the year 2019	518
Balance, December 31, 2019	$ 137,817

Loans Held for Investment

Loans held for investment will be carried at amortized cost, net of discounts and premiums, deferred loan origination fees, costs and the allowance for loan losses.  Net deferred loan origination fees and costs on loans are amortized or accreted using the interest method over the expected life of the loans.  Amortization of deferred loan fees and costs are discontinued for loans placed on nonaccrual.  Any remaining deferred fees or costs and prepayment fees associated with loans that payoff prior to contractual maturity are included in loan interest income in the period of payoff.  Loan commitment fees received to originate or purchase a loan are deferred and, if the commitment is exercised, recognized over the life of the loan as an adjustment of yield or, if the commitment expires unexercised, recognized as income upon expiration of the commitment.  Loans held for investment are not adjusted to the lower of cost or estimated market value because it is management's intention, and the Company has the ability, to hold these loans to maturity.

Interest on loans is credited to income as earned.  Interest receivable is accrued only if deemed collectible.  Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans.  The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collection of interest.  When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income.  Interest income generally is not recognized on impaired loans unless the likelihood of further loss is remote.  Interest payments received on such loans are applied as a reduction to the loan principal balance.  Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. We review loans for impairment when the loan is classified as substandard or worse, delinquent 90 days, determined by management to be collateral dependent, or when the borrower files bankruptcy or is granted a troubled debt restructure. Measurement of impairment is based on the loan’s expected future cash flows discounted at the loan’s effective interest rate, measured by reference to an observable market value, if one exists, or the fair value of the collateral if the loan is deemed collateral dependent.  The Company selects the measurement method on a loan-by-loan basis except those loans deemed collateral dependent.  All loans are generally charged-off at such time the loan is classified as a loss.

Allowance for Loan Losses

The Company will maintain an allowance for loan losses at a level deemed appropriate by management to provide for known or inherent risks in the loan at the reporting date.  The Company has implemented and adheres to an internal asset review system and loss allowance methodology designed to provide for the detection of problem assets and an adequate allowance to cover loan losses.  Our determination of the adequacy of the loan loss allowance is based on an evaluation of the composition of the loan, actual loss experience, industry charge-off experience on income property loans, current economic conditions, and other relevant factors in the area in which the Company’s lending activities are based.  These factors may affect the borrowers’ ability to pay and the value of the underlying collateral.  The allowance is calculated by applying loss factors to loans held for investment according to loan program type and loan classification.  The loss factors are established based primarily upon the Company’s historical loss experience and the industry charge-off experience and are evaluated on a quarterly basis.  Additions and reductions to the allowance are reflected in current operations.

Real Estate Owned

Real estate properties acquired through, or in lieu of, loan foreclosure are recorded at fair value less cost to sell with any excess loan balance charged against the allowance for estimated loan losses.  The Company will obtain an appraisal and/or market valuation on all real estate owned at the time of possession.  After foreclosure, valuations are periodically performed by management.  Any subsequent fair value losses are recorded to other real estate owned operations with a corresponding write-down to the asset.  All legal fees and direct costs, including foreclosure and other related costs are expensed as incurred.

With respect to the Alexandria Landing and Central Garden Notes, such notes have been in default since November 2018 and June 2018.  However, as of December 2018, the Company has stopped accruing interest on such loans as the Company does not believe that interest will be recoverable.

No interest payments have been received with respect to the Mavel Yanni loan since July 2019.  With respect to the Biofuel and Yanni_Palms loans, no interest payments have been received since August 2019. However, the Managing Member believes that these projects continue to progress, and therefore the Managing Member has elected to forebear from enforcing its default remedies and has elected to continue to allow interest to accrue on these loans with the anticipation that these amounts will be recovered in the future.

Income Taxes

The Company is a Limited Liability Company (“LLC”) taxed as a partnership. Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the equity holders are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income.  The Company has not yet filed any tax returns. The tax return years 2019 and 2018 are still subject to tax examination by the United States Internal Revenue Service; however, we do not currently have any ongoing tax examinations.

Risks

Credit Risk

The Company may maintain its cash with a financial institution located in the United States.  The Federal Deposit Insurance Corporation insures balances up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Economic and Market Risks

Changes in economic conditions, interest rates, inflation rates, industry conditions, political and diplomatic events and trends, tax laws, healthcare laws and regulations, and innumerable other factors can affect substantially and adversely the business and prospects of the Company. The Member will have no control over any of these conditions, which can affect substantially and adversely the business and prospects of the Company.

Business Risks

Investments are subject to risk from changes in the economic climate, interest and inflation rates, industry conditions, competition, technological developments, political and diplomatic events and trends, tax laws,

the competency of management, and innumerable other factors, in a similar way to other industrial or commercial companies. None of these conditions are within the control of the Member. For these and other reasons, there can be no guarantee that companies in which the Company invests will develop as anticipated or that the consistent, absolute returns sought will be achieved. The Company may lose some or all of the capital invested in such companies. Regardless of the types of investments chosen, no assurance can be given that the Company’s investment portfolio will generate consistent, absolute returns.

Operational risk

Operational risk is the potential for loss caused by a deficiency in information, communications, transaction processing and settlement and accounting systems. The Company’s service providers maintain controls and procedures for the purpose of mitigating operational risk. Reviews of the service levels of service providers are performed on a regular basis. No assurance is given that these measures will be 100% effective.

Investment in Real Estate Investment risk

Real estate loans, investments in real estate and other real estate-related assets will be subject to the risks typically associated with real estate. The fund has no established investment criteria limiting the geographic concentration of our investments in real estate loans, real estate and other real estate-related assets. If the Company’s investments are concentrated in an area that experiences adverse economic conditions, the Company’s investments may lose value and we may experience losses. Changes in interest rates and/or credit spreads could negatively affect the value of the Company’s investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to the members. Many of the Company’s investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

Investment in Secured Real Estate Investment Strategies, LLC - Risk

No public trading market for the Class A Units currently exists. It will be difficult for the Company’s Member to sell their Class A Units and, if they are able to sell their Class A Units such sale may be at a loss. Redemption Prices will be subject to adjustments for distributions. The Company may suffer from delays in locating suitable investments, which could limit the ability of the Company to make distributions and lower the overall return on Member’s investment. The Company’s Managing Member and Investment Manager are not investors in the Company.

Recent Accounting Pronouncements

In August 2018, FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The primary focus of ASU 2018-13 is to improve the effectiveness of the disclosure requirements for fair value measurements. The changes affect all companies that are required to include fair value measurement disclosures. In general, the amendments in ASU 2018-13 are effective for all entities for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019. An entity is permitted to early adopt the removed or modified disclosures upon the issuance of ASU 2018-13 and may delay adoption of the additional disclosures, which are required for public companies only, until their effective date. Management is currently evaluating the impacts ASU 2018-13 will have on the financial statements

NOTE 3 - NOTE PAYABLE TO RELATED PARTY

Since July 1, 2016, the Company has had a line of credit for borrowings of up to $125,000 from SREIF Manager II, LLC, a related entity controlled by the managing member.  Borrowings have been historically used to fund operations. Borrowings are subject to interest at 5%, per annum.  During December 31, 2017, the Company increased their borrowing capacity to $175,000 and extending the due date of principal and interest to December 31, 2018. The Company had borrowings totaling $158,253 and accrued interest of $9,672 as of December 31, 2017. As of December 31, 2017, the Company had $16,747 available under the line of credit.  Interest expense was $8,465 for the year ended December 31, 2017. As of December 31, 2018, the Company had borrowings totaling $148,252 and related entity has decided not to charge any interest on this line of credit from start.  As of December 31, 2018, the Company had $26,747 available under the line of credit. As of December 31, 2019, the Company had borrowings totaling $138,253 and related entity has decided not to charge any interest on this line of credit from start. As of December 31, 2019, the Company had $36,747 available under the line of credit.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or any of its officers.

Dealer Manager/ Placement Agent Agreement

The Company has engaged a broker-dealer, as its dealer-manager and, subject to an overall cap on selling commissions and accountable/nonaccountable expenses of 9.0%, the Company has agreed to pay the broker-dealer commissions of up to 7.0% of the offering proceeds of this offering received by the Company that are derived from investors introduced to the Company by the broker-dealer, which it may reallow and pay to participating broker-dealers, a non-accountable expense allowance for due diligence, marketing and expense reimbursement of up to 1.5% of the gross proceeds, which it may re-allow and pay, in part, to participating broker dealers, and a non-accountable due diligence fee in the amount of $10,000 for filing and legal fees incurred by it.  Our Dealer-Manager will also be entitled to the reimbursement of accountable expenses in the amount of up to one percent (1.0%) of the offering proceeds in relation to platform fees payable to another broker-dealer. The Dealer-Manager may also sell Class A Units as part of the selling group, thereby becoming entitled to retain a greater portion of the seven percent (7.0%) selling commissions.  Any portion of the seven percent (7.0%) selling commissions retained by the Dealer-Manager would be included within the amount of selling commissions payable by the Company and not in addition thereto.  In addition, the Dealer Manager will be entitled to receive an Investor Processing Fee of $5 per investor.  To the extent that an investor is not introduced by the Dealer Manager or any placement agent or participating broker dealer, such investor will still be required to pay the Investor Processing Fee.  All investors, including investors not introduced by the Dealer Manager or placement agent, will share in the expense of selling commissions and accountable and non-accountable expenses.  The Company had previously engaged Cambria Capital and on October 4, 2016 had advanced Cambria Capital a retainer in the amount of $15,000 for the payment of actual, accountable and reasonable out-of-pocket expenses.  This agreement was terminated in January 2018.

Management

Good Steward Capital Management, Inc. (the "Investment Manager"") serves as the Investment Manager of the Company and will provide investment management, advisory, asset management, marketing, investor relations and other administrative services on the behalf of the fund.

NOTE 5 – MEMBER’S EQUITY (DEFICIT)

Limited Liability Company Units

There are two classes of Units: Class A Units and Class B Units. The Class A Units have 5,000,000 Units authorized and none outstanding.  The Class A Units are being offered to the public.  The Class B Units has 100 Units authorized and outstanding which are held by the managing member.  See below for further discussion of the terms of these classes of units.  Also, see Note 9.

NOTE 6 – OPERATING AGREEMENT

The Operating Agreement provides, inter alia, for the following:

The limited liability company interests in the Company shall consist exclusively of Interests in the Company. The Interests shall be divided into two (2) classes, the Class B Interests, which shall be held exclusively by the Managing Member and the Class A Interests which shall be held by all other Members as the Investors.

Members holding Class A Interests will be entitled to a Preferred Return of an amount equal to eight percent (8%) per annum of the total amount of unreturned Capital Contributions (including reinvested Net Income) from the inception date of a Member’s initial Capital Contribution.

The Managing Member shall receive an Asset Management Fee in the amount of 2% per annum of the Capital Contributions, as adjusted from time to time.

The Company shall reimburse the Managing Member for organizational and initial offering costs and expenses incurred by the Managing Member in an amount not to exceed $175,000.

Each Member will be required to contribute not less than $5,000 to the Company for the purchase of Class A Interests, although the Managing Member may elect to accept less in its sole discretion.

The Initial Closing shall occur on the first day in which the Company receives Capital Contributions in the aggregate amounts equal to or exceeding the Minimum Capital Amount of $1,000,000 for the purchase of Interests.

The Company generally will bear all costs and expenses associated with the initial setup of the Company and the offering of Interests and its ongoing operations, except as otherwise described in the Offering Circular.

The Company shall distribute Net Income* received with respect to the assets to the relevant Members, subject to any reserves or Company expenses as reasonably determined by the Managing Member. The Company shall make all such distributions of Net Income to the Class A Members and Class B Members in the following order of priority, and among them in accordance with their respective class percentages:

(i) first, to the Class A Members until the total amount distributed to them equals the amount of their unpaid Class A Preferred Return;

(ii) next, to the Managing Member until the amount distributed pursuant to Section (ii) equals two percent (2%) of the amount distributed to the Class A Members; and,

(iii) the remaining Net Income shall be distributed (a) eighty percent (80%) to the Class A Members and (b) twenty percent (20%) to the Managing Member as its “Carried Interest”.

Capital Withdrawals are subject to an initial twelve (12) month lock-up period  from the date of closing of a purchase of Interests by a Member, and no capital withdrawals will be made by a Member at any time prior to the end of the lock-up period; provided, however, the Managing Member may, in its sole discretion, allow the redemption of a Member’s investment prior to the expiration of the applicable lock-up period subject to a discretionary withdrawal penalty equal to ten percent (10%) of the amount of the capital withdrawal.

The Managing Member or its affiliates may also receive loan processing fees, loan documentation fees and servicing fees as well as fees between 1-5% of the loan amount related to the purchase or sale of a loan, real estate commissions (3-10%) and project management fees (between 1-10%).

During the year ended December 31, 2019 and 2018, Management fees of $ 49,745 and $ 28,670 was paid to managing member.

NOTE 7 - MANAGEMENT INDEMNIFICATIONS

The Agreement provides general indemnifications to the manager and its respective affiliates, partners, officers and employees when acting in good faith on behalf of the Fund. The Manager is unable to estimate any potential future payment amounts and expects the risk of any such loss to be remote, accordingly no accrual has been made for a liability as of December 31, 2019 and December 31, 2018.

NOTE 8 – FINANCIAL HIGHLIGHTS

Financial highlights presented are for the year ending December 31, 2019 and 2018:

	2019		2018
	Class A	Class B	Class A	Class B

Return before expenses	8.73%	-	13.72%	-
Total Expenses	0.76%	-	(5.11)%	-
Return before management fee	7.97%	-	8.61%	-
Management Fee	2.14%	-	(1.86)%	-
Net Return	5.83%		6.75%	-

Ratios to average members' capital:
Net investment income	5.65%	-	6.88%	-

The financial highlights presented are for the Fund’s Class A units. An individual member return may vary due to the timing of capital contributions and withdrawals. The ratios presented have not been annualized.

NOTE 9 - SUBSEQUENT EVENTS

The Fund has evaluated subsequent events that occurred after December 31, 2019 and through the date of this report.   After December 31, 2019, the Fund had accepted 830 units of Class A totaling $ 8,300.

Item 8.

INDEX OF EXHIBITS

Exhibit No.	Description

2.1**	Certificate of Formation
2.2**	Certificate of Amendment to Certificate of Formation
2.3**	Third Amended and Restated Operating Agreement dated April 17, 2017
11.1*	Consent of Independent Auditors

* Filed herewith

** Previously filed and incorporated herein by reference

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned June 30, 2020 thereunto duly authorized.

Secured Real Estate Income Strategies, LLC

BySREIF Manager II, LLC

Its: Managing Member

By/s/ Thomas Braegelmann

Thomas Braegelmann, Chief Executive Officer

By/s/ Charles Tralka

Charles Tralka, Chief Investment Officer

By/s/ Matthew Sullivan

Matthew Sullivan, Director of Investor Relations

By/s/ Charles Tralka

Charles Tralka, Chief Financial Officer